Exhibit 99.1

For Immediate Release	For Further Information:
Steven R. Lewis, President & CEO
330-373-1221

FIRST PLACE FINANCIAL CORP. ANNOUNCES DELIVERY OF THE MERGER

CONSIDERATION TO FORMER FRANKLIN BANCORP, INC. SHAREHOLDERS

Warren, Ohio – July, 23 2004 – First Place Financial Corp. (Nasdaq: FPFC), announces the completion of the exchange of Franklin Bancorp, Inc. common stock into either cash or shares of First Place common stock in accordance with the terms of the merger agreement dated November 10, 2003 and as amended on February 3, 2004. Approximately 3,792,000 shares of Franklin common stock were outstanding on May 28, 2004. Based upon preliminary election results, the cash election portion was oversubscribed. Due to the over-subscription, Franklin shareholders who elected the Cash Election or a Mixed Election will be subject to a cash proration of 64% in accordance with the allocation procedures set forth in the merger agreement which are intended to insure that 50% of the merger consideration paid by First Place to Franklin shareholders is cash with the remaining consideration to be First Place common stock.

About First Place Financial Corp.

First Place Financial Corp. is a $2.2 billion financial services holding company headquartered in Warren, Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations and 13 loan production offices; Franklin Bank, with 5 retail locations and 2 lending centers; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks, LLC and APB Financial Group, Ltd. First Place Financial Corp. is the largest publicly traded thrift holding company headquartered in Ohio.

Additional information about the Company may be found on the Company’s web site: http://www.firstplace.net.

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.